UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 17, 2012

Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	000-14492	34-1469491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

307 North Defiance Street, Archbold, Ohio	43502
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code (419) 446-2501

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Robert Frey has notified the Company of his intention to retire from the Boards of Directors of both the Company and its wholly-owned subsidiary, The Farmers & Merchants State Bank (the “Bank”), effective on March 9, 2012.

Effective March 9, 2012, the Board of Directors appointed Eugene N. Burkholder to fill the vacancies on the Boards of the Company and the Bank created by Mr. Frey’s retirement. Mr. Burkholder is owner of Falor Farm Center, a large independent agricultural retail fertilizer, chemical and seed company, serving Fulton, Lucas, Henry, Wood, and Lenawee counties. Mr. Burkholder is also a part time farmer in Fulton County and a graduate of Ohio State University with a Bachelor of Science degree in Agronomy.

As a member of the Company’s Board of Directors, Mr. Burkholder will receive fees in accordance with those paid to non-employee members of the Company’s Board of Directors in general. Cash compensation is paid to directors in the form of retainers and meeting fees. The standard monthly retainer for Board service is $500, with the Chairman receiving a monthly retainer of $800. A $500 fee is paid to a director for each Board meeting attended. Meeting fees ranging from $300 to $550 are paid for each committee meeting attended depending upon the demands of the committee. At this time, it is not known on which committees of the Boards of Directors Mr. Burkholder will serve.

In addition, the Company, through the Bank, generally engages in the lending of money to Directors and executive officers, including their related interests. All such loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability or present other unfavorable features.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto authorized.

FARMERS & MERCHANTS BANCORP, INC.
(Registrant)

Dated: February 23, 2012	/s/ Paul S. Siebenmorgen
Paul S. Siebenmorgen President & Chief Executive Officer

/s/ Barbara J. Britenriker
Barbara J. Britenriker Executive Vice President & Chief Financial Officer